Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-113252
3.25% Redeemable Cumulative Convertible
Perpetual Preferred Stock CUSIP No. 185896305

Cleveland-Cliffs Inc

Prospectus Supplement dated August 18, 2004
to the Prospectus dated July 22, 2004

     The selling securityholders table on pages 61-65 of the prospectus is amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock.

					COMMON
	NATURAL		PRINCIPAL		SHARES
	PERSON WITH		AMOUNT OF		OWNED
	VOTING OR	SHARES OF	CONVERTIBLE		PRIOR TO
	INVESTMENT	PREFERRED	SUBORDINATED	COMMON	THIS
SELLING SECURITYHOLDER	CONTROL	STOCK	DEBENTURES	SHARES	OFFERING
Citigroup Global Markets LTD.	—	56,400	56,400,000	909,675	—
FHS Trading, LTD.	—	250	250,000	4,032	—
Forest Multi-Strategy Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(1)	Forest Investment Mngt. LLC (2)	393	393,000	6,338	—
Goldman Sachs & Co.	—	5,000	5,000,000	80,645	13,227
Newport Alternative Income Fund	(3)	2,658	2,658,000	42,870	—
Silvercreek II Limited	(3)	6,847	6,847,000	110,435	—
Silvercreek Limited Partnership	(3)	10,145	10,145,000	163,628	—
Whitebox Convertible Arbitrage Partners LP	(4)	11,700	11,700,000	188,709	—

(1)	The inclusion of this selling securityholder in the prospectus supplement supercedes the information included in the prospectus.

(2)	Forest Investment Mngt. LLC is 100% Owned by Forest Partners II LP Michael A. Boyd Inc, General Partner Michael A. Boyd.

(3)	Louise Morwick, President, Silvercreek Management Inc.

(4)	Whitebox Convertible Arbitrage Advisors LLC is the general partner of Whitebox Convertible Arbitrage Partners LP, of which, Andrew Redleaf is the managing member of the general partner.